EXHIBIT 5.1

April 24, 2012

The Board of Directors of
Cinedigm Digital Cinema Corp.
55 Madison Avenue, Suite 300
Morristown, NJ 07960

Ladies and Gentlemen:

We have acted as special counsel to Cinedigm Digital Cinema Corp., a Delaware corporation (the "Company"), in connection with the offering by the Company of 7,857,143 shares of its Class A Common Stock, par value $0.001 per share (the “Shares”), including 714,286 Shares for which the Underwriters have been granted an over-allotment option, pursuant to a Registration Statement on Form S-3 (the  "Registration Statement") filed with the Securities and Exchange Commission ( the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and declared effective on April 9, 2012, as supplemented by the prospectus supplements relating to the Shares filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplements”). Each Share issued and sold under the Registration Statement will be accompanied by a right (each, a “Right”) to purchase, under certain circumstances, from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.001 per share, of the Company pursuant to the Tax Benefit Preservation Plan, dated as of August 10, 2009, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Plan”), until the expiration of the Rights Plan.  As such counsel, you have requested our opinion as to the matters described herein relating to the issuance of the Securities.

We have examined the Fourth Amended and Restated Certificate of Incorporation and By-Laws of the Company, each as amended and restated through the date hereof; records of corporate proceedings of the Company, as made available to us by officers of the Company; an executed copy of the Registration Statement and all exhibits thereto, in the form filed with the Commission; the Prospectus Supplements as filed with the Commission; the Rights Plan; and such matters of law deemed necessary by us in order to deliver this opinion.  We have assumed, without independently verifying or having any duty to verify,  that all documents mentioned

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April 24, 2012
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herein have been duly authorized, executed and delivered by all parties thereto (other than the Company) and are enforceable, and that there was no misrepresentation, omission or deceit by any person in connection with the execution, delivery or performance of any of the documents referred to herein.  In the course of our examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the legal capacity of all natural persons.  As to certain factual matters, we have relied upon information furnished to us by officers of the Company.

This opinion is subject to the following additional limitations and qualifications:

(a)           We express no opinion concerning any law of any jurisdiction other than (i) the laws of the State of New York, (ii) the federal laws of the United States of America and (iii) the General Corporation Law of the State of Delaware.

(b)           We express no opinion with respect to the enforceability of any agreement or instrument or any provision thereof (i) to the extent such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, moratorium or similar state or federal laws affecting the rights and remedies of creditors generally (including, without limitation,  fraudulent conveyance laws) or general principles of equity (regardless of  whether enforceability is considered in a proceeding at law or in equity),  (ii) providing for specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in a proceeding in equity or at law), (iii) providing for indemnification or contribution, which provisions may be limited by federal and state securities laws or  policies underlying such laws, (iv) requiring any waiver of stay or extension laws, diligent performance or other acts which may be unenforceable under principles of public policy or (v) providing for a choice of law, jurisdiction or venue. We have assumed that such agreements, instruments or provisions are enforceable.

(c)           With respect to the Rights, (i) we do not address the determination a court of competent jurisdiction may make regarding whether the Company’s board of directors (the “Board of Directors”) would be required to redeem or terminate, or take other action with respect to, the rights at some future time based on the facts and circumstances existing at that time, (ii) we assume that the members of the Board of Directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Plan, and (iii) we address the Rights and the Rights Plan in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Plan or the Rights issued thereunder would result in invalidating such Rights in their entirety.

Based on the foregoing and solely in reliance thereon, it is our opinion that:

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1.           The Shares are duly authorized and, when the Shares are issued, paid for and delivered in accordance with the applicable underwriting agreement, the Shares will be validly issued, fully paid and non-assessable.

2.           The Rights attached to the Shares are binding obligations of the Company, enforceable against the Company in accordance with their terms.

In connection with our opinions expressed above, we have assumed that, at or prior to the time of the delivery of the Shares, (i) the Company shall not have been dissolved; (ii) the due authorization of the issuance and sale thereof shall not have been modified or rescinded; (iii) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended, terminated or rescinded; and (iv) there shall not have occurred any change in law affecting the validity or enforceability of the Rights.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to it in the prospectus included therein under the caption "Legal Matters." In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, nor do we admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as defined in Section 11 of the Act or the rules and regulations promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.  We have no obligation to update this opinion for events or changes in law or fact occurring after the date hereof.

                   Very truly yours,

                                                                                       /s/ Kelley Drye & Warren LLP

                   KELLEY DRYE & WARREN LLP